Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

FORMATION MINERALS, INC.

(formerly known as Verde Bio Holdings, Inc.)

Adopted and Effective as of May 9, 2024

ARTICLE I: OFFICES

1.1	REGISTERED OFFICE

The registered office of Formation Minerals, Inc. (the “Corporation”) shall be in the City of Carson City, County of Carson City, State of Nevada.

1.2	ADDITIONAL OFFICES

The Corporation may also have offices at such other places both within and without the State of Nevada as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II: STOCKHOLDERS’ MEETINGS

2.1	ANNUAL MEETINGS

Regular meetings of the stockholders of this Corporation may be held at the discretion of the Board of Directors on an annual or less frequent periodic basis on such date and at such time and place as may be designated by the Board of Directors in the notice of meeting. At regular meetings, the stockholders shall elect a Board of Directors and transact such other business as may be appropriate for action by stockholders. If a regular meeting of stockholders has not been held for a period of fifteen (15) months, one or more stockholders entitled to vote may call a regular meeting of stockholders by delivering to the President or Treasurer a written demand for a regular meeting. Within thirty (30) days after the receipt of such written demand by the President or Treasurer, the Board of Directors shall cause a regular meeting of stockholders to be called and held on notice no later than ninety (90) days after the receipt of written demand, all at the expense of the Corporation.

2.2	SPECIAL MEETINGS

Special meetings of the stockholders for any purpose may be called at any time by the President, or by the Board of Directors, or by any two or more members thereof. Such meetings shall be held at the principal office of the Corporation or at such other place within or without the State of Nevada as may be designated in the notice of meeting. No business shall be transacted at any special meeting of the stockholders except as is specified in the notice calling for such special meeting.

2.3	NOTICE OF MEETINGS

2.3.1 Notices of meetings, annual or special, to stockholders entitled to vote shall be given in writing and signed by the President or a Vice-President or the Secretary or the Assistant Secretary, or by any other natural person designated by the Board of Directors.

2.3.2 Such notices must be delivered personally, mailed postage prepaid or electronically (as provided by subsection 3 of NRS § 78.370) to each stockholder of record entitled to vote at the meeting not less than 10 nor more than 60 days before the meeting. If mailed, it must be directed to the stockholder at such stockholder’s address as it appears upon the records of the Corporation, and upon the mailing of any such notice the service thereof is complete, and the time of the notice begins to run from the date upon which the notice is deposited in the mail for transmission to the stockholder. Personal delivery of any such notice to any officer of a corporation or association, to any member of a limited-liability company managed by its members, to any manager of a limited-liability company managed by managers, to any general partner of a partnership or to any trustee of a trust constitutes delivery of the notice to the corporation, association, limited-liability company, partnership or trust.

2.3.3 Notice of any meeting of stockholders shall specify the place, the day, and the hour of the meeting, and in case of a special meeting, shall state the purpose(s) for which the meeting is called.

2.3.4 When a meeting is adjourned to another time, date, or place, notice of the adjourned meeting need not be given if announced at the meeting at which the adjournment is given.

2.3.5 Any stockholder may waive notice of any meeting by written notice signed by him, or his duly authorized attorney, either before or after the meeting.

2.3.6 No notice is required for matters handled by written consent of the stockholders pursuant to NRS § 78.320.

2.3.7 No notice is required of the annual stockholders meeting, or other notices, if two annual stockholder notices are returned to the Corporation undelivered pursuant to NRS § 78.370(6).

2.4	CONSENT TO STOCKHOLDER MEETINGS AND ACTION WITHOUT MEETING

2.4.1 Any meeting is valid wherever held by the written consent of all persons entitled to vote thereat, given either before or after the meeting.

2.4.2 The transactions of any meeting of stockholders, however called and noticed, shall be valid as though taken at a meeting duly held after regular call and notice if a quorum be present either in person or by proxy, and if, either before or after the meeting, each of the stockholders entitled to vote, not present in person or by proxy, signs a written waiver of notice, or consent to the holding of such meeting, or an approval of the minutes thereof.

2.4.3 Any action that could be taken by the vote of stockholders at a meeting, may be taken without a meeting if authorized by the written consent of stockholders holding at least a majority of the voting power except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required (NRS § 78.320), and any actions at meetings not regularly called shall be effective subject to the ratification and approval provisions of NRS § 78.325.

2.4.4 All such waivers, consents, or approvals shall be filed with the corporate records, or made a part of the minutes of the meeting.

2.5	QUORUM

The holders of at least a majority of the shares entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of business.

2.6	VOTING RIGHTS

Except as may be otherwise provided in the Corporation’s Articles of Incorporation, in these Bylaws, or by the laws of the State of Nevada, each outstanding share of stock shall entitle the holder thereof to one (1) vote upon each matter submitted to a vote at a meeting of stockholders. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. All other action shall be authorized by a majority of the votes cast except as may otherwise prescribed by the provisions of the Articles of Incorporation or these bylaws.

2.7	PROXIES

Subject to any limitation in NRS § 78.355, every person entitled to vote or to execute consents may do so either in person or by proxy executed by the person or by his duly authorized agent.

2.8	FIXING OF RECORD DATE

For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any distribution or dividend, or in order to make a determination of stockholders for any other purpose, the Board of Directors may fix in advance a date as the record date for any such determination of stockholders. Such record date shall not be more than 60 calendar days prior to the date on which the particular action, requiring such determination of stockholders, is to be taken. If no record date is so fixed for the determination of stockholders entitled to notice of, or to vote at a meeting of stockholders, or stockholders entitled to receive a share dividend or distribution, the record date for determination of such stockholders shall be the close of business on:

a)	With respect to an annual stockholders meeting or any special stockholders meeting called by the Board of Directors or any person specifically authorized by the Board of Directors or these bylaws to call a meeting, the day before the first notice is mailed to stockholders;

b)	With respect to the payment of a share dividend, the date the Board of Directors authorizes the share dividend; and

c)	With respect to a distribution to stockholders (other than one involving a repurchase or reacquisition of shares), the date the Board of Directors authorizes the distribution.

2.9	VOTING SHARES OWNED BY THE CORPORATION

Shares of the Corporation belonging to it shall not be voted directly or indirectly at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

2.10	LIST OF STOCKHOLDERS ENTITLED TO VOTE

The officer who has charge of the stock ledger of a Corporation will prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation will not be required to include electronic mail addresses or other electronic contact information on such list. Such list will be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list will be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list will also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list will be provided with the notice of the meeting.

2.11	ADVANCE NOTICE OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS BY STOCKHOLDERS

2.11.1 Annual Meetings of Stockholders.

(a) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the Board of Directors or a committee appointed by the Board of Directors or (iii) by any stockholder who (A) was a stockholder of record at the time the notice provided for in this Section 2.11 is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.11 or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), which proposal has been included in the proxy statement for the annual meeting.

(b) For any nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.11.1(b)(iii) of these Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary and must provide any updates or supplements to such notice at the times and in the forms required by this Section 2.11, and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper form, such Stockholder’s notice must:

(i)	as to each person whom the stockholder proposes to nominate for election as a director of the Corporation, set forth (I) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Exchange Act, (II) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of the Corporation if elected and (III) such other information regarding such person as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines adopted by the Board of Directors and as amended from time to time;

(ii)	with respect to each nominee for election or reelection to the Board of Directors, include the completed and signed questionnaire, representation and agreement required by Section 2.12 of these Bylaws;

(iii)	as to any other business that the stockholder proposes to bring before the meeting, set forth (I) a brief description of the business desired to be brought before the meeting, (II) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (III) the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (IV) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14A of the Exchange Act; and

(iv)	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, set forth (I) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (II) the class or series and number of shares of stock which are owned beneficially and of record by such stockholder and such beneficial owner, except that such stockholder shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such stockholder has a right to acquire beneficial ownership at any time in the future, (III) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee, (IV) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of stock, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the Corporation, (V) a representation that the stockholder is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (VI) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of outstanding stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination, (VII) any material pending or threatened legal proceeding in which such stockholder is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (VIII) any other material relationship between such stockholder, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, and (IX) any other information relating to such Stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14A of the Exchange Act and the rules and regulations promulgated thereunder.

The foregoing notice requirements of this Section 2.11.1 shall be deemed satisfied by a stockholder with respect to business other than a nomination for election as a director of the Corporation if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee for election as a Director of the Corporation to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a Director of the Corporation.

2.11.2 General

(a) Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 2.11 shall be eligible to be elected at an annual meeting of stockholders to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.11. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (i) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.11 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made or solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by Section 2.11.1(b)(iv)(IV) of these Bylaws) and (B) if any proposed nomination or business was not made or proposed in compliance with this Section 2.11, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.11, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.11, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(b) Notwithstanding the foregoing provisions of this Section 2.11, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.11; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.11 (including Section 2.11.1(b)(iii) hereof), and compliance with Section 2.11.1(b) shall be the exclusive means for a stockholder to make nominations or submit other business (other than, except as otherwise specifically provided in this Section 2.11, business other than nominations brought properly under and in compliance with Rule 14a-8 promulgated under the Exchange Act, as may be amended from time to time). Nothing in this Section 2.11 shall be deemed to affect any rights of stockholders to request inclusion of proposals or nominations in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act.

(c) A stockholder providing notice of its intent to propose business or to nominate a person for election to the Board of Directors shall update and supplement its notice to the Corporation, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.11 shall be true and correct as of the record date for notice of the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than 5 business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than 8 business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).

2.12	SUBMISSION OF QUESTIONNAIRE, REPRESENTATION AND AGREEMENT

To be eligible to be a nominee for election or reelection as a Director of the Corporation, the candidate for nomination must have previously delivered (in accordance with the time periods prescribed for delivery of notice under Section 2.11 of these Bylaws), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (b) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (i) is not and, if elected as a director during his or her term of office, will not become a party to (A) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (ii) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director and (iii) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to Directors and in effect during such person’s term in office as a Director of the Corporation (and, if requested by any candidate for nomination, the Secretary shall provide to such candidate for nomination all such policies and guidelines then in effect).

ARTICLE III: DIRECTORS – MANAGEMENT

3.1	POWERS

Subject to the limitations set forth in the Articles of Incorporation, these Bylaws, and the laws of the State of Nevada as to action to be authorized or approved by the stockholders, all corporate powers shall be exercised by or under authority of, and the business and affairs of this Corporation shall be controlled by, the Board of Directors.

3.2	ELECTION AND TENURE OF OFFICE

The number of Directors which shall constitute the whole Board of Directors shall be at least one (1). The number of Directors may from time to time be fixed by the action of the Board of Directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

The Directors shall be elected at the corresponding annual meeting of stockholders and, except as provided in Section 3.3 of these Bylaws, each Director elected shall hold office until his or her successor is elected and qualified. Directors need not be stockholders. A Director need not be a resident of the State of Nevada.

3.3	REMOVAL AND RESIGNATION

3.3.1 Any Director may be removed either with or without cause, and for any reason or for no reason, as provided by NRS § 78.335 by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

3.3.2 Any Director may resign at any time by giving written notice to the Board of Directors or to the President, or to the Secretary of the Corporation. Any such resignation shall take effect at the date of the receipt of such notice or any later time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

3.4	VACANCIES

Vacancies in the Board of Directors may be filled by a majority of the remaining Directors, although such action by less than a quorum or by a sole remaining Director shall be adequate, and each Director so elected shall hold office until his successor is elected at an annual meeting of stockholders or at a special meeting called for that purpose.

3.5	PLACE OF MEETINGS AND MEETINGS BY TELECONFERENCE

Meetings of the Board of Directors may be held at any place within or without the State of Nevada that has been designated by the Board of Directors. In the absence of such designation, meetings shall be held at the principal office of the Corporation. Any meeting, regular or special, may be held by conference telephone or videoconference, or similar means of communication, and all such Directors shall be deemed to be present in person at the meeting, so long as all Directors participating in the meeting can hear one another.

3.6	ANNUAL ORGANIZATIONAL MEETINGS

The annual organizational meetings of the Board of Directors shall be held immediately following the adjournment of the annual meetings of the stockholders. No notice of such meetings need be given.

3.7	OTHER REGULAR MEETINGS

 Other regular meetings of the Board of Directors shall be held at such dates, places, either within or without the State of Nevada, and times as the Board of Directors determines.

A regular meeting of a committee, if any, shall be at such date, place, either within or without the State of Nevada, and time as such committee determines.

3.8	SPECIAL MEETINGS – NOTICES

3.8.1 Special meetings of the Board of Directors for any purpose shall be called at any time by the President or if he is absent or unable or refuses to act, by any Vice President or by any two Directors.

3.8.2 Written notice of the time and place of special meetings of the Board of Directors shall be delivered personally or by e-mail (when directed to an e-mail address at which the Director has consented to receive notice) to each Director or sent to each Director by mail or other form of written communication at least forty-eight (48) hours before the meeting. Notice of the time and place of holding an adjourned meeting need not be given to absent Directors if the time and place are fixed at the meeting adjourned.

3.9	CONSENT TO DIRECTORS MEETINGS AND ACTION WITHOUT MEETING

3.9.1 Any meeting is valid wherever held by the written consent of all persons entitled to vote thereat, given either before or after the meeting.

3.9.2 The transactions of any meetings of the Board of Directors, however called and noticed or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice if all the Directors are present, or if a quorum is present and either before or after the meeting, each of the Directors not present signs a written waiver of notice, a consent to the holding of the meeting, or an approval of the minutes thereof.

3.9.3 Any action required or permitted to be taken by the Board of Directors may be taken without a meeting, if all members of the Board shall individually or collectively consent in writing to such action. Such action by written consent shall have the same force and effect as a unanimous vote of the Board of Directors.

3.9.4 All such waivers, consents, or approvals shall be filed with the corporate records or made part of the minutes of the meeting.

3.10	QUORUM AND VOTING RIGHTS

At all meetings of the Board of Directors, a majority of the authorized number of Directors will constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which there is a quorum will be the act of the Board of Directors, except as otherwise provided in the Articles of Incorporation, these Bylaws or the laws of the State of Nevada. If a quorum is not present at any meeting of the Board of Directors, then the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.11	COMPENSATION

Directors may receive such reasonable compensation for their services as Directors and such reimbursement for expenses incurred in attending meetings as may be fixed from time to time by resolution of the Board of Directors. No such payment shall preclude a Director from serving in any other capacity and receiving compensation therefor.

ARTICLE IV: OFFICERS

4.1	OFFICERS

The Board of Directors shall appoint a President, a Secretary, and a Treasurer. The Board of Directors, in its sole and absolute discretion, may also appoint a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, one or more Vice Presidents and such other officers and assistant officers as it shall from time to time deem proper. Any two or more offices may be held by the same person. The Board of Directors may choose not to fill any of the other officer positions for any period.

4.2	APPOINTMENT AND TERM OF OFFICE

The officers of the corporation shall be appointed by the Board of Directors at the first meeting of the Directors. If the appointment of officers shall not be held at such meeting, such appointment shall be held as soon thereafter as conveniently may be. Each officer shall hold office until a successor shall have been duly appointed and qualified or until the officer’s death or until the officer resigns or is removed in the manner hereinafter provided.

4.3	REMOVAL

Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors at any time and for any reason or for no reason. Election or appointment of an officer or agent will not of itself create contract rights and will not affect such person’s appointment, if any, as a Director of the Corporation.

4.4	VACANCIES

A vacancy in any office because of death, resignation, removal, disqualification, or otherwise, may be filled by the Board of Directors.

4.5	CHAIRMAN OF THE BOARD

The Chairman of the Board, if there be such an office, shall, if present, preside at all meetings of the Board of Directors and meetings of the stockholders, and exercise and perform such other powers and duties as may be from time to time assigned to the Chairman by the Board of Directors. In the event that there is no Chairman of the Board designated or present, the Secretary of the Board of Directors shall preside over the meeting, or if there is no Secretary of the Board of Directors designated or present at the meeting, the Directors present at any meeting of the Board of Directors shall designate a Director of their choosing to serve as temporary chair to preside over the meeting.

4.6	CHIEF EXECUTIVE OFFICER

Subject to the control of the Board of Directors and such supervisory powers, if any, as may be given by the Board of Directors to another person or persons, the powers and duties of the Chief Executive Officer shall be: to act as the general manager and, subject to the control of the Board of Directors, to have general supervision, direction and control of, the business and affairs of the Corporation; to see that all orders and resolutions of the Board of Directors are carried into effect; to maintain records of and, whenever necessary, certify all proceedings of the Board of Directors and the stockholders; and to affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates, and other papers and instruments in writing which have been authorized by the Board of Directors; to sign certificates for the Corporation’s shares; and, subject to the direction of the Board of Directors, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.

4.7	CHIEF FINANCIAL OFFICER

Subject to the control of the Board of Directors and such supervisory powers, if any, as may be given by the Board of Directors to another person or persons, the powers and duties of the Chief Financial Officer shall be to have overall supervision of the financial operations of the Corporation and perform all other duties prescribed by the Board of Directors or the Chief Executive Officer.

4.8	PRESIDENT

Unless otherwise determined by the Board of Directors, the President shall be the Chief Executive Officer of the Corporation. If an officer other than the President is designated as the Chief Executive Officer, the President shall perform such duties as may from time to time be assigned by the Board of Directors. The President shall have the duty to call meetings of the stockholders or Board of Directors, as set forth in Section 3.8.1 above, to be held at such times and, subject to the limitations prescribed by law or by these Bylaws, at such places as the President shall deem proper.

4.9	VICE PRESIDENTS

The Board of Directors may elect one or more Vice Presidents. In the absence or disability of the President, or at the President’s request, the Vice President or Vice Presidents, in order of their rank as fixed by the Board of Directors, and if not ranked, the Vice Presidents in the order designated by the Board of Directors, or in the absence of such designation, in the order designated by the President, shall perform all of the duties of the President, and when so acting, shall have all the powers of, and be subject to all the restrictions on the President. Each Vice President shall perform such other duties and have such other powers which are delegated and assigned to him or her by the Board of Directors, the President, these Bylaws or as may be provided by law.

4.10	SECRETARY

The Secretary shall: (a) prepare the minutes of the stockholders’ and Board of Directors’ meetings and keep them in one or more books provided for that purpose; (b) authenticate such records of the Corporation as shall from time to time be required; (c) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (d) be custodian of the corporate records and of the corporate seal, if any, and see that the seal of the Corporation, if any, is affixed to all documents the execution of which on behalf of the Corporation under its seal is duly authorized; (e) keep a register of the post office and email addresses of each stockholder; (f) if requested, sign with the President certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (g) have general charge of the stock transfer books of the Corporation; and (h) in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Chief Executive Officer or the Board of Directors.

4.11	ASSISTANT SECRETARY

An Assistant Secretary shall, at the request of the Secretary, or in the absence or disability of the Secretary, perform all the duties of the Secretary. He or she shall perform such other duties as are assigned to him or her by the Board of Directors, the Chief Executive Officer, if any, the President, the Secretary, these Bylaws or as may be provided by law.

4.12	TREASURER

The Treasurer, subject to the order of the Board of Directors, shall have the care and custody of, and be responsible for, all of the money, funds, securities, receipts and valuable papers, documents and instruments of the Corporation, and all books and records relating thereto. The Treasurer shall keep, or cause to be kept, full and accurate books of accounts of the Corporation’s transactions, which shall be the property of the Corporation, and shall render financial reports and statements of condition of the Corporation when so requested by the Board of Directors, the Chairman of the Board, if any, the Chief Executive Officer, if any, or the President. The Treasurer shall perform all other duties commonly incident to his or her office and such other duties as may, from time to time, be assigned to him or her by the Board of Directors, the Chief Executive Officer, if any, the President, these Bylaws or as may be provided by law. The Treasurer shall, if required by the Board of Directors, give bond to the Corporation in such sum and with such security as shall be approved by the Board of Directors for the faithful performance of all the duties of the Treasurer and for restoration to the Corporation, in the event of the Treasurer’s death, resignation, retirement or removal from office, of all books, records, papers, vouchers, money and other property in the Treasurer’s custody or control and belonging to the Corporation. The expense of such bond shall be borne by the Corporation. If a Chief Financial Officer of the Corporation has not been appointed, the Treasurer may be deemed the Chief Financial Officer of the Corporation.

4.13	ASSISTANT TREASURER

An Assistant Treasurer shall, at the request of the Treasurer, or in the absence or disability of the Treasurer, perform all the duties of the Treasurer. He or she shall perform such other duties which are assigned to him or her by the Board of Directors, the Chief Executive Officer, if any, the President, the Treasurer, these Bylaws or as may be provided by law. The Board of Directors may require an Assistant Treasurer to give a bond to the Corporation in such sum and with such security as it may approve, for the faithful performance of the duties of the Assistant Treasurer, and for restoration to the Corporation, in the event of the Assistant Treasurer’s death, resignation, retirement or removal from office, of all books, records, papers, vouchers, money and other property in the Assistant Treasurer’s custody or control and belonging to the Corporation. The expense of such bond shall be borne by the Corporation.

4.11	DELEGATION OF AUTHORITY

The Board of Directors may from time to time delegate the powers of any officer to any other officer or agent, notwithstanding any provision hereof, except as may be prohibited by law.

4.12	COMPENSATION

Officers shall be awarded such reasonable compensation for their services and provisions made for their expenses incurred in attending to and promoting the business of the Corporation as may be fixed from time to time by resolution of the Board of Directors.

ARTICLE V: COMMITTEES

The Board of Directors by resolution adopted by the affirmative vote of a majority of the number of directors fixed by Article III hereof then in office may create one or more committees, appoint members of the Board of Directors to serve on the committees and designate other members of the Board of Directors to serve as alternates. Each committee shall consist of one or more members of the Board of Directors. Unless otherwise provided by the Board of Directors, members of the committee shall serve at the pleasure of the Board of Directors. The committee may exercise those aspects of the authority of the Board of Directors which are within the scope of the committee’s assigned responsibilities or which the Board of Directors otherwise confers upon such committee; provided, however, no committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the NRS to be submitted to stockholder for their approval or (b) act with respect to any matters which are required by statute to be reserved unto or acted upon by the entire Board of Directors.

Except as required or limited by the Articles of Incorporation, these Bylaws, the State of Nevada business corporation law, or resolution of the Board of Directors, each committee shall be authorized to fix its own rules governing the conduct of its activities. Each committee shall make such reports to the Board of Directors of its activities as the Board of Directors may request.

ARTICLE VI: RECORDS AND REPORTS – INSPECTION

6.1	INSPECTION OF BOOKS AND RECORDS

All books and records provided for by Nevada Revised Statutes shall be open to inspection of the Board of Directors and stockholders to the extent provided by NRS § 78.105 and other applicable law.

6.2	CERTIFICATION AND INSPECTION OF BYLAWS

The original or a copy of these Bylaws, as amended or otherwise altered to date, certified by the Secretary or any other officer as designated by the Board of Directors, shall be open to inspection by the stockholders of the Corporation in the manner provided by law.

6.3	CHECKS, DRAFTS, ETC.

All checks, drafts, or other orders for payment of money, notes, or other evidences of indebtedness, issued in the name of or payable to the Corporation shall be signed or endorsed by such person or persons and in such manner as shall be determined from time to time by resolution of the Board of Directors.

ARTICLE VII: AMENDMENTS TO BYLAWS

7.1	AMENDMENT BY THE BOARD OF DIRECTORS

The Bylaws of the Corporation may be amended or repealed by the Board of Directors unless any of the following apply:

a)	The Articles of Incorporation, the particular Bylaw or the State of Nevada business corporate law reserve this power exclusively to the stockholders in whole or part;

b)	The stockholders in adopting, amending, or repealing a particular Bylaw provide expressly within the Bylaw that the Board of Directors may not amend, repeal or readopt that Bylaw; or

c)	The Bylaw fixes a greater or lower quorum requirement or greater voting requirement for stockholders.

Actions by the Board of Directors to adopt or amend a bylaw that changes the quorum or voting requirement for the Board of Directors must meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirement then in effect.

7.2	AMENDMENT BY THE STOCKHOLDERS

The Corporation’s stockholders may amend or repeal the Corporation’s Bylaws or adopt new bylaws even though the Board of Directors may also amend or repeal the Corporation’s Bylaws or adopt new bylaws. The adoption or amendment of a bylaw that adds, changes or deletes a greater or lower quorum requirement or a greater voting requirement for stockholders or the Board of Directors must meet the same quorum and voting requirement then in effect.

ARTICLE VIII: CORPORATE SEAL

This Corporation shall have the power to adopt and use a common seal or stamp, and to alter the same, at the pleasure of the Board of Directors. The use or nonuse of a seal or stamp, whether or not adopted, shall not be necessary to, nor shall it in any way effect, the legality, validity, or enforceability of any corporate action or document as contemplated in NRS § 78.065.

ARTICLE IX: CERTIFICATES OF STOCK

9.1	FORM

To the extent that the certificates for shares of stock of the Corporation are certificated, such certificates will be in such form as will be approved by the Board of Directors in conformity with applicable laws. The Board of Directors will cause an appropriate legend to be placed on certificates representing shares of stock as may be deemed necessary or desirable by the Board of Directors in order for the Corporation to comply with applicable federal or state securities laws, other laws, or any contractual obligations.

9.2	EXECUTION

Every certificate for shares must be signed by the President or the Secretary or must be authenticated by facsimile of the signature of the President or Secretary. Before it becomes effective, every certificate for shares authenticated by a facsimile of a signature must be countersigned by an incorporated bank or trust company, either domestic or foreign, as registrar of transfers.

9.3	TRANSFER

Upon surrender to the Secretary or transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by a proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.

9.4	LOST OR DESTROYED CERTIFICATES

Any person claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact and advertise the same in such manner as the Board of Directors may require and shall, if the Directors so require, give the Corporation a bond of indemnity, in form and with one or more sureties satisfactory to the Board, in at least double the value of the stock represented by said certificate, whereupon a new certificate may be issued of the same tenor and for the same number of shares as the one alleged to be lost or destroyed.

9.5	TRANSFER AGENTS AND REGISTRARS

The Board of Directors may appoint one or more transfer agents or transfer clerks, and one or more registrars, which shall be an incorporated bank or trust company, either domestic or foreign, who shall be appointed at such times and places as the requirements of the Corporation may necessitate and the Board of Directors may designate.

ARTICLE X: INDEMNIFICATION AND EXCULPATION

10.1	INDEMNIFICATION WITH RESPECT TO ACTIONS OTHER THAN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

Unless prohibited by applicable law, the Corporation will defend, indemnify, and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative other than an action by or in the right of the Corporation by reason of the fact that he or she was a Director, officer, or committee member of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, committee member, fiduciary, or agent of another corporation, partnership, joint venture, trust, limited liability company, or other enterprise against expenses, including reasonable attorneys’ fees, and against judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such suit, action, or proceeding if he or she acted, or failed to take an action, in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction upon a plea of no contest or its equivalent, will not, of itself, create a presumption that the person acted, or failed to take action, other than in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that he or she had reasonable cause to believe that his or her conduct was unlawful.

10.2	INDEMNIFICATION OF PERSONS OTHER THAN OFFICERS, DIRECTORS, AND COMMITTEE MEMBERS WITH RESPECT TO ACTIONS OTHER THAN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

Unless otherwise required or prohibited by law, the Corporation will have the power and authority, but not the duty or obligation, to defend, indemnify, and hold harmless any person other than a Director, officer, or committee member of the Corporation who was or is a party to any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative other than any action by or in the right of the Corporation, by reason of the fact that he or she was an employee, committee member, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, member, fiduciary, or agent of another corporation, partnership, joint venture, trust, limited liability company, or other enterprise against expenses, including attorneys’ fees, and against judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such suit, action, or proceeding if he or she acted, or failed to take an action, in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction upon a plea of no contest or its equivalent, will not, of itself, create a presumption that the person acted, or failed to take action, other than in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that he or she had reasonable cause to believe that his or her conduct was unlawful.

10.3	INDEMNIFICATION WITH RESPECT TO ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

Unless otherwise required or prohibited by law, the Corporation will have the power and authority, but not the duty or obligation, to defend, indemnify, and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a Director, officer, member, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, member, fiduciary, or agent of another corporation, partnership, joint venture, trust, limited liability company, or other enterprise against expenses, including attorneys’ fees, but excluding judgments and fines and, except as hereinafter set forth, amounts paid in settlement, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted, or failed to take an action, in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification will be made in respect of any claim, issue, or matter as to which such person will have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court will deem proper. The court in which any such action or suit was brought may determine upon application that, in view of all circumstances of the case, indemnify for amounts paid in settlement is proper and may order indemnity for the amounts so paid in settlement and for the expenses, including attorneys’ fees, actually and reasonably paid in connection with such application, to the extent the court deems proper.

10.4	CONTROL OF LITIGATION

In any action in which the Corporation has unconditionally acknowledged an obligation to indemnify, or has otherwise determined that it will indemnify, a former or current Director, officer, member, committee employee, or agent, the Corporation will have the right to select counsel who will be responsible for the defense of the action, suit, or proceeding against the indemnified party; to control the defense of such suit, action, or proceeding; and, except as otherwise provided or prohibited by law, will have exclusive control over all matters relating to settlement of any such suit, action or proceeding. Notwithstanding the foregoing, any indemnified party will have the right, at all times, to also be represented by counsel of his or her own choosing; provided, however, that all attorneys’ fees, costs, and expenses incurred by or in connection with the employment or activities of such counsel will be the sole responsibility of the indemnified party and such fees, costs and expenses will not be the subject of any claim for indemnity or reimbursement under any provision of Article X of these Bylaws. In the event of any dispute or conflict between the counsel retained by the Corporation and counsel retained by the indemnified party, the judgment of counsel retained by the Corporation will govern unless the indemnified party agrees, in writing, to release the Corporation from its indemnification obligations.

10.5	INSURANCE

The Corporation will have the power and authority, but not the duty or obligation, to purchase and maintain insurance on behalf of, or to insure or cause to be insured, any person who is or was a Director, officer, committee member, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation, partnership, joint venture, trust, limited liability company, or enterprise against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not the Corporation has the power or the obligation to indemnify such person against such liability under the provisions of this Article X. As used in this Section 10.5, the term “insurance” will include, but not be limited to, retrospectively rated and fully and partially self-insured programs.

10.6	INDEMNIFICATION DETERMINATION

Any indemnification under Article X, unless ordered by a court, will be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, committee member, employee, or agent is proper in the circumstances because he or she has met the standard of conduct set forth in Article X, as applicable, and that all other conditions to indemnification (including, without limitation, a decision by the Corporation to exercise its power to indemnify) have been satisfied. Such determination will be made by any one of the following:

(a) By the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit, or proceeding; and

(b) If there are no disinterested Directors, by the court or other body before which the action, suit, or proceeding was brought or any court of competent jurisdiction upon the approval of an application by any person seeking indemnification, in which case indemnification may include the expenses, including attorneys’ fees, actually and reasonably paid in connection with such application.

10.7	PAYMENT OF EXPENSES IN ADVANCE

Expenses, including attorneys’ fees, incurred in defending a civil or criminal action, suit, or proceeding may be paid, in the sole and absolute discretion of the Corporation, by the Corporation, in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking (acceptable to the Corporation by its sole judgment) by or on behalf of the director, officer, member, employee, or agent to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article X.

10.8	INDEMNIFICATION BENEFITS NOT EXCLUSIVE

The indemnification and other benefits provided by this Article X will not be deemed exclusive of any other rights to which those benefited may be entitled under any bylaw, agreement, vote of disinterested Directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. The indemnification and other benefits provided in this Article X, unless otherwise provided when authorized or ratified, will continue as to any person who has ceased to be a Director, officer, committee member, employee, or agent and will inure to the benefit of the heirs, executors, and administrators of such person.

10.9	EFFECT OF AMENDMENT OR REPEAL

Neither any amendment or repeal of any Section of this Article X, nor the adoption of any provision of the Corporation’s Certificate of Incorporation or these Bylaws inconsistent with this Article X, will adversely affect any right or protection of any director, officer, employee, or other agent established pursuant to this Article X, existing at the time of such amendment, repeal, or adoption of an inconsistent provision, including, without limitation, by eliminating or reducing the effect of this Article X, for or in respect of any act, omission, or other matter occurring, or any action or proceeding accruing or arising (or that, but for this Article X, would accrue or arise), prior to such amendment, repeal, or adoption of an inconsistent provision.